Exhibit 99.1

FOR IMMEDIATE RELEASE

Plug Power Reports Q4 and Full Year 2025 Results with Strong Sales Growth and Margin Expansion

Achieved Positive 4th Quarter 2025 Gross Margin

Setting the Stage for 2026 Financial Targets

Slingerlands, NY – March 2, 2026 – Plug Power Inc., a global leader in comprehensive hydrogen solutions for the hydrogen economy, today announced financial results and operational milestones for the 4th quarter and fiscal year ended December 31, 2025, and outlined strategic priorities for 2026 and beyond.

2025 Goals in Review

✓	Achieved Over $700 million in revenue
✓	Achieved positive gross margin for Q4 2025
✓	Established strong liquidity platform to fund 2026
✓	Positioned Company to achieve the EBITDAS Q4 2026 goal

This past year marked a pivotal commercial inflection point for Plug. Over the last year, through Project Quantum Leap, Plug has taken decisive steps to improve margins and cash flows, including operations optimization, workforce streamlining, facilities consolidation, pricing increases on certain offerings, working capital reduction, and reprioritizing investments.

In addition to collective improvement efforts over the last two years, the Company has launched multiple follow-on actions to continue reducing cost and improving cash flows and margins in 2026 to accelerate the Company’s path to profitability. As Plug continues to drive innovation and expansion in the hydrogen economy, the Company remains focused on strengthening its financial foundation and executing its profitable growth strategy with discipline and efficiency.

Operational and Financial Highlights

•	Revenues: Full year 2025, revenue increased 12.9% year-over-year at ~$710 million, with 4th quarter 2025 revenue totaling $225.2 million. This marks a 17.6% growth over 4th quarter 2024 and increased 27.2% from 3rd quarter 2025. This revenue improvement was driven by higher equipment sales volumes and continued commercial momentum across core markets.
•	Gross Margin: In the 4th quarter 2025, the Company reported $5.5 million in positive gross profit, 2.4% of sales compared to gross margin loss of -122.5% of sales in the 4th quarter 2024. This improvement was driven primarily by increased sales volume, favorable mix, increased pricing, enhancements in the fuel network, reduced service cost-per-unit, and manufacturing efficiency gains under the Company’s Project Quantum Leap initiative. Given the improvements over the last year, we believe we have now achieved sustainable operational profitability in the material handling services offering. This marks a significant milestone.

•	Liquidity Planning: The Company announced an agreement expected to generate over $275 million through asset monetization, supporting major U.S. data center build-out and strengthening near-term liquidity and infrastructure utilization. This includes three separate transactions, the first of which was signed in February 2026, and is targeted to close within the next six weeks. The other two transactions are targeted to close within the first half of 2026. In addition, during the 4th quarter 2025 the Company restructured its debt which reduces future interest expenses, enhances future debt capital optionality, and improves near-term liquidity given extended maturities.
•	Cash Management: The Company ended 2025 with $368.5 million in unrestricted cash. Net cash used in operating activities was $535.8 million for the full year 2025, compared to $728.6 million for the full year 2024. This reflects a reduction of over 26.5% year-over-year. Continued improvements planned in 2026, coupled with reduced capex requirements, position for the Company to achieve another substantial reduction in cash burn in 2026 consistent with the last two years. The continued improvements in cash flows, the beginning cash position, and planned proceeds from the data center asset sale collectively position the Company to fund operations through 2026.
•	Asset Impairment and Other Charges: Plug recorded ~$763 million in various net charges in the 4th quarter of 2025 predominantly associated with non-cash charges for varied asset impairments and capital transactions. These charges stem from strategic shifts in its business operations and the continued Project Quantum Leap initiative, as outlined above. As a result of the impairment charges recorded, it will reduce associated future depreciation and amortization. In addition, similar to the data center project sale, these impaired assets represent opportunities for the Company to monetize and extract significant value as the market opportunities evolve. In addition, in association with the varied capital transactions undertaken in the 4th quarter 2025, the Company recorded certain non-cash charges.
•	Earnings-per-Share (EPS): For the 4th quarter 2025, GAAP EPS was ($0.63) compared to GAAP EPS of ($1.48) for Q4 2024. Excluding the charges described above, the adjusted EPS for the quarter was ($0.06) versus adjusted EPS of ($0.29) for Q4 2024 that excludes similar charges. A reconciliation of GAAP to non-GAAP measures is provided below.

Commercial Business Update

In 2025, Plug continued to execute its commercial growth strategy. Building on this momentum, the Company expects continued growth across material handling, GenEco electrolyzers, cryogenic equipment, and hydrogen fuel. Plug has established strong platforms for expansion in 2026, with greater scale potential in 2027 and beyond.

Material Handling Solutions

•	Performance improved during the period, supported by Investment Tax Credit dynamics, increased customer demand, and improved service execution.
•	The Company saw new deployments and fleet refresh programs at key customer sites, with increased activity across both new and repeat accounts.
•	In the fourth quarter of 2025, Plug expanded its GenDrive and GenFuel solutions with Floor and Decor, deploying hydrogen-powered units supported by on-site liquid hydrogen storage and dispensing infrastructure at its Frederickson, Washington distribution center.

GenEco Electrolyzer Solutions

•	Delivered a record $187 million revenue year for electrolyzers in 2025, and have an approximate $8 billion global sales funnel.
•	During the year, Plug advanced engineering, configuration, and project planning milestones with Allied Green Ammonia across large-scale green hydrogen and derivatives projects tied to potential multi-gigawatt deployments.
•	The Company was selected by Carlton Power to supply and service 55 megawatts of GenEco electrolyzers across three UK green hydrogen projects.
•	Plug completed installation of 100 megawatts of GenEco PEM electrolyzer array at GALP’s Sines Refinery in Portugal. All ten 10-megawatt arrays were delivered and installed, and commissioning is underway. Once operational, the system is expected to produce up to 15,000 tons of renewable hydrogen annually.
•	Delivered and installed five 5-megawatt containerized electrolyzers to the Iberdrola site in Castellon, Spain.
•	To date, the Company has shipped over 300 megawatts of GenEco electrolyzers globally, and is now deployed on six continents, demonstrating broad commercial adoption and operating experience across multiple markets.

Fuel and Energy Solutions

•	Fuel and energy operations continued to scale across the Company’s hydrogen production network in 2025.
•	The Louisiana hydrogen plant came online in the first half of 2025. Together with facilities in Georgia and Tennessee, the network has the combined capacity to produce up to 40 tons of liquid hydrogen per day.
•	During 2025, the Company was awarded its first liquid hydrogen supply contract with NASA, expanding into the aerospace and space research market and validating product quality and delivery performance.
•	The Company delivers approximately 25 tons of hydrogen per day through its logistics network, supported by 34 liquid hydrogen trailers and 89 gaseous trailers, improving delivery flexibility and supply reliability.
•	To complement our own network, during 2025, we reached an agreement with one of the largest IGCs that provided us with competitively priced hydrogen for the additional 30 tons per day of additional capacity.

Leadership Update

Jose Luis Crespo will assume the role of Chief Executive Officer effective March 2, 2026, bringing deep industry experience and a strong record of commercial leadership. Prior to his expected appointment as CEO, he served as President and Chief Revenue Officer at Plug, where he led revenue strategy, global sales, and commercial operations across all product lines and market segments. Crespo has more than a decade of experience in hydrogen, fuel cells, and industrial solutions, with a career marked by revenue growth, strategic customer wins, and global sales leadership. Over his tenure, Crespo was a principal architect of a multi-billion-dollar sales pipeline and cultivated strategic relationships with major enterprise customers. Crespo brings a natural fluency in European markets that has been instrumental in deepening Plug’s commercial relationships across the continent – an increasingly important growth region for the Company.

Jose Luis Crespo said, “I’m honored to have the opportunity to lead Plug Power at this pivotal stage of growth and transformation. In 2025, we achieved $710 million in revenues and Q4 margin positive as we projected at the start of the year. In 2026, we will continue executing with discipline, driving margin improvement, and delivering exceptional outcomes for our customers. By leveraging our strong commercial foundation, advancing cost-efficiency initiatives, and capitalizing on our more than $8 billion global sales funnel, we are converting operational momentum into sustainable financial performance. Our targets remain consistent in achieving positive EBITDAS in Q4 of 2026, positive operating income by the end of 2027, and full profitability by the end of 2028, while still growing the Company substantially.”

Earnings Call Details

Management will host a conference call to discuss results and business outlook.

Date: March 2, 2026
Time: 4:30 PM ET
Toll-Free: 877-407-9221 / +1 201-689-8597
Direct Webcast: https://event.webcasts.com/starthere.jsp?ei=1751318&tp_key=e18033c0ef

A live webcast will be available on the Plug Investor Relations website at www.ir.plugpower.com, and a playback will remain available online following the call.

About Plug

Plug designs, builds, and operates a fully integrated hydrogen ecosystem spanning production, storage, delivery, and power generation—enabling the global hydrogen economy. A first mover in the industry, Plug has built its business around electrolyzers, fuel cells, and hydrogen production plants, serving customers across material handling, industrial applications, and energy markets, and advancing energy resilience and industrial decarbonization.

Plug’s GenEco electrolyzers span five continents, while more than 74,000 GenDrive fuel cell systems operate worldwide across 280+ hydrogen-powered material handling sites. Plug also operates its own hydrogen generation network to ensure a reliable, domestically produced supply. Production facilities are currently operational in Georgia, Tennessee, and Louisiana, representing a combined capacity of 40 tons per day.

With employees and state-of-the-art manufacturing facilities around the world, Plug serves global leaders including Walmart, Amazon, Home Depot, BMW, and BP.

For more information, visit www.plugpower.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the Company’s expectations and projections about future financial performance; liquidity and capital resources; anticipated reductions in cash burn; expected benefits of Project Quantum Leap; anticipated cost reductions and margin improvements; expected reductions in future interest expense and the anticipated benefits of debt restructuring, including enhanced capital optionality; expected depreciation and amortization trends; expected timing and proceeds of contemplated asset monetization transactions; potential future monetization of impaired assets; hydrogen production capacity, utilization, and related infrastructure; anticipated project deployments; demand for hydrogen and electrolyzers; the Company’s expectations regarding future commercial expansion and scale; anticipated participation and growth in end markets, including aerospace and related sectors; and the Company’s targets of achieving positive EBITDAS in 2026, positive operating income by the end of 2027, and full profitability by the end of 2028. Forward-looking statements are generally identified by words such as "expect," "believe," "estimate," "anticipate," "project," "intend," "plan," "target," "will," "would," "could," "should," "may," "potential," "opportunity," and similar expressions. These statements are based on current expectations and assumptions and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially include, but are not limited to: the Company’s ability to achieve or sustain positive gross margins; execute cost reduction initiatives; realize the anticipated benefits of debt restructuring; complete contemplated asset monetization transactions or successfully monetize impaired assets; improve infrastructure utilization; access capital and manage liquidity; fluctuations in hydrogen demand and market conditions; delays in customer deployments; supply chain constraints; changes in government policies, incentives, or funding programs; competitive developments; the Company’s ability to expand commercially or achieve anticipated scale; and other risks described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent filings with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update these statements, whether as a result of new information, future events, or otherwise, except as required by law.

Plug Power Inc. and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2025 and 2024

(In thousands, except share and per share amounts)

	2025	2024
Assets
Current assets:
Cash and cash equivalents	$368,540	$205,693
Restricted cash	186,746	198,008
Accounts receivable, net of allowance of $46,805 as of December 31, 2025 and $37,712 as of December 31, 2024	134,758	157,244
Inventory, net	520,968	682,642
Contract assets	105,268	94,052
Prepaid expenses, tax credits, and other current assets	93,988	139,845
Total current assets	1,410,268	1,477,484

Restricted cash	438,698	637,008
Property, plant, and equipment, net	281,001	866,329
Right of use assets related to finance leases, net	44,852	51,822
Right of use assets related to operating leases, net	182,206	218,081
Equipment related to power purchase agreements and fuel delivered to customers, net	122,926	144,072
Contract assets	24,137	23,963
Intangible assets, net	29,228	84,660
Investments in non-consolidated entities and non-marketable securities	46,909	85,494
Other assets	14,343	13,933
Total assets	$2,594,568	$3,602,846

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$168,744	$180,966
Accrued expenses	128,010	103,145
Deferred revenue and other contract liabilities	66,742	144,093
Operating lease liabilities	70,407	71,250
Finance lease liabilities	10,934	12,802
Finance obligations	76,160	83,129
Current portion of convertible debt instruments, net	2,583	58,273
Current portion of long-term debt	626	946
Contingent consideration, loss accrual for service contracts, and other current liabilities (of which $4,871 was measured at fair value as of December 31, 2025 and $28,954 was measured at fair value as of December 31, 2024)	86,382	93,885
Total current liabilities	610,588	748,489

Deferred revenue and other contract liabilities	34,203	58,532
Operating lease liabilities	194,709	242,148
Finance lease liabilities	17,627	22,778
Finance obligations	191,806	264,318
Warrant liabilities	52,323	—
Convertible debt instruments, net (of which $431,014 was measured at fair value as of December 31, 2025 and $173,150 was measured at fair value as of December 31, 2024)	431,014	321,060
Long-term debt	1,306	1,932
Contingent consideration, loss accrual for service contracts, and other liabilities (of which $6,906 was measured at fair value as of December 31, 2025 and $31,792 was measured at fair value as of December 31, 2024)	57,678	135,833
Total liabilities	$1,591,254	$1,795,090

Stockholders’ equity:
Common stock, $.01 par value per share; 1,500,000,000 shares authorized; Issued (including shares in treasury): 1,394,241,538 as of December 31, 2025 and 934,126,897 as of December 31, 2024	13,943	9,342
Additional paid-in capital	9,186,314	8,430,537
Accumulated other comprehensive income/(loss)	6,796	(2,502)
Accumulated deficit	(8,226,039)	(6,594,445)
Less common stock in treasury: 970,588 as of December 31, 2025 and 20,230,043 as of December 31, 2024	(2,945)	(108,795)
Total Plug Power Inc. stockholders’ equity	978,069	1,734,137
Non-controlling interest	25,245	73,619
Total stockholders’ equity	1,003,314	1,807,756
Total liabilities and stockholders’ equity	$2,594,568	$3,602,846

Plug Power Inc. and Subsidiaries

Consolidated Statements of Operations

For the years ended December 31, 2025, 2024 and 2023

(In thousands, except share and per share amounts)

	2025	2024	2023
Net revenue:
Sales of equipment, related infrastructure and other	$371,081	$390,335	$711,433
Services performed on fuel cell systems and related infrastructure	94,462	52,169	39,093
Power purchase agreements	107,572	77,842	63,731
Fuel delivered to customers and related equipment	133,411	97,882	66,246
Other	3,393	10,586	10,837
Net revenue	$709,919	$628,814	$891,340
Cost of revenue:
Sales of equipment, related infrastructure and other	477,741	696,087	765,575
Services performed on fuel cell systems and related infrastructure	70,353	57,766	75,412
(Benefit)/provision for loss contracts related to service	(24,607)	48,539	86,346
Power purchase agreements	178,733	216,947	218,936
Fuel delivered to customers and related equipment	248,061	228,827	246,318
Other	1,678	5,535	6,544
Total cost of revenue	$951,959	$1,253,701	$1,399,131

Gross loss	$(242,040)	$(624,887)	$(507,791)

Operating expenses:
Research and development	57,960	77,226	113,745
Selling, general and administrative	379,570	376,110	422,469
Restructuring	25,857	8,153	—
Impairment	785,444	949,315	269,494
Change in fair value of contingent consideration	(23,486)	(15,847)	30,024
Total operating expenses	$1,225,345	$1,394,957	$835,732

Operating loss	(1,467,385)	(2,019,844)	(1,343,523)

Interest income	19,429	30,717	55,829
Interest expense	(65,127)	(46,622)	(45,201)
Other income/(expense), net	7,609	(19,963)	(131)
Realized loss on investments, net	—	—	(12,806)
Change in fair value of equity securities	—	—	11,421
Loss on extinguishment of convertible debt instruments and debt	(31,501)	(16,278)	—
Change in fair value of convertible debt instruments and debt	(32,895)	(3,424)	—
Inducement of common warrant exercise	(196,482)	—	—
Change in fair value of warrant liabilities	128,101	—	—
Loss on equity method investments	(55,061)	(32,177)	(41,786)

Loss before income taxes	$(1,693,312)	$(2,107,591)	$(1,376,197)

Income tax (expense)/benefit	(356)	2,686	7,364

Net loss	$(1,693,668)	$(2,104,905)	$(1,368,833)

Net loss attributable to non-controlling interest	$(62,074)	$(204)	$—

Net loss attributable to Plug Power Inc.	$(1,631,594)	$(2,104,701)	$(1,368,833)

Net loss per share attributable to Plug Power Inc.:
Basic and diluted	$(1.42)	$(2.68)	$(2.30)

Weighted average number of common stock outstanding	1,146,691,189	785,024,373	595,468,419

Plug Power Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the years ended December 31, 2025 and 2024

(In thousands)

	2025	2024
Operating activities
Net loss	$(1,693,668)	$(2,104,905)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of long-lived assets	37,610	61,115
Amortization of intangible assets	6,950	23,441
Lower of cost or net realizable value inventory adjustments and provision for excess and obsolete inventory	97,062	171,980
Stock-based compensation	50,545	82,203
Loss on extinguishment of convertible debt instruments and debt	31,501	15,666
Provision for losses on accounts receivable	28,455	28,914
Provision for losses on prepaid expenses	19,087	-
Amortization of discount/(premium) of debt issuance costs on convertible debt instruments and long-term debt	1,256	(2,826)
Provision for common stock warrants	45,403	38,984
Deferred income tax expense/(benefit)	10	(3,155)
Impairment	785,444	949,315
Recovery on service contracts	(67,484)	(3,039)
Write-off of capitalized closing fees related to DOE loan guarantee	13,195	-
Loss on sale of long-lived assets	-	2,885
Change in fair value of contingent consideration	(23,486)	(15,847)
Net realized loss on investments	-	-
Accretion of premium on available-for-sale securities	-	-
Right of use asset restructuring charge	3,936	-
Lease origination costs	-	(3,508)
Change in fair value for equity securities	-	-
Change in fair value of convertible debt instruments and debt	32,895	3,424
Inducement of common warrant exercise	196,482	-
Change in fair value of warrant liability	(128,101)	-
Loss on equity method investments	55,061	32,177
Change in fair value of derivative financial instruments	-	1,665
Changes in operating assets and liabilities that provide/(use) cash:
Accounts receivable	(5,351)	57,653
Inventory	51,894	129,291
Contract assets	(42,016)	(2,493)
Prepaid expenses and other assets	24,779	(31,175)
Accounts payable, accrued expenses, and other liabilities	83,678	(59,464)
Payments of contingent consideration	(8,403)	(9,924)
Payments of operating lease liability, net	(23,815)	(5,343)
Deferred revenue and other contract liabilities	(108,754)	(85,677)
Net cash used in operating activities	(535,835)	(728,643)

Investing activities
Purchases of property, plant and equipment	(111,164)	(287,098)
Purchases of equipment related to power purchase agreements and equipment related to fuel delivered to customers	(14,476)	(47,150)
Proceeds from sale of long-lived assets	-	500
Proceeds from sales of available-for-sale securities	-	-
Proceeds from maturities of available-for-sale securities	-	-
Proceeds from sales of equity securities	-	-
Proceeds from sale of interest in non-consolidated entity	6,500	-
Cash paid for non-consolidated entities and non-marketable securities	(19,868)	(68,616)
Net cash used in investing activities	(139,008)	(402,364)

Financing activities
Payments of contingent consideration	(18,602)	(19,901)
Proceeds from public and private offerings, net of transaction costs	322,353	857,872
Payments of tax withholding on behalf of employees for net stock settlement of stock-based compensation	(3,646)	(2,527)
Contributions by non-controlling interest	1,780	10,163
Proceeds from exercise of stock options	991	154
Proceeds from issuances of common stock warrants, net of transaction costs	6,069	—
Proceeds from exercises of common stock warrants, net of transaction costs	391,246	—
Proceeds from convertible debt instruments	399,984	190,000
Cash penalty from early settlement of convertible senior notes	—	612
Principal payments on convertible debt instruments	(323,945)	(22,500)
Premium on principal of convertible debt instruments and debt settled in cash	(17,802)	—
Proceeds from long-term debt issuance	243,306	—
Principal payments on long-term debt	(263,877)	(3,526)
Cash paid for capitalized closing fees related to DOE loan guarantee	(13,666)	—
Proceeds from finance obligations	—	60,287
Principal repayments of finance obligations and finance leases	(94,238)	(87,464)
Net cash provided by financing activities	629,953	983,170
Effect of exchange rate changes on cash	(1,835)	19,402
Increase in cash and cash equivalents	162,847	70,660
Decrease in restricted cash	(209,572)	(199,095)
Cash, cash equivalents, and restricted cash beginning of period	1,040,709	1,169,144
Cash, cash equivalents, and restricted cash end of period	$993,984	$1,040,709

Plug Power Inc. and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

	For the three months ended December 31,
	2025	2024
Reconciliation of basic and diluted net loss per share attributable to Plug Power Inc. (GAAP) to adjusted basic and diluted net loss per share attributable to Plug Power Inc. (Non-GAAP):
Basic and diluted net loss per share attributable to Plug Power Inc (GAAP):	$(0.63)	$(1.48)
Adjustments, net of estimated tax effect:
Impairment, net of amount attributable to non - controlling interest	0.45	1.04
Restructuring, legal accruals, write-off of capitalized closing fees and various loans receivable, and bad debt	0.02	0.03
Change in fair value of contingent consideration	(0.01)	(0.01)
Lower of cost or net realizable value inventory adjustments, provision for excess and obsolete inventory	0.01	0.12
Loss on extinguishment of convertible debt instruments and debt	0.02	0.00
Change in fair value of convertible debt instruments and debt	0.02	0.01
Inducement of common warrant exercise	0.15	-
Change in fair value of warrant liabilities	(0.09)	-

Adjusted basic and diluted net loss per share attributable to Plug Power Inc. (Non-GAAP)	$(0.06)	$(0.29)

Explanatory Notes on Use of Non-GAAP Measures

To supplement the Company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has used adjusted basic and diluted net loss per share attributable to Plug Power Inc., which are non-GAAP performance-based measures. These non-GAAP measures are among the indicators management uses as a basis for evaluating the Company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon these metrics. Accordingly, disclosure of these non-GAAP measures provides investors with the same information that management uses to understand the Company’s economic performance year over year. In addition, the Company believes these non-GAAP financial measures improve understanding of comparable information from past reports of financial results.

Adjusted basic and diluted net loss per share attributable to Plug Power Inc. should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of our liquidity. Adjusted basic and diluted net loss per share attributable to Plug Power Inc. is defined as the basic and diluted attributable to Plug Power Inc. adjusted for impairment net of amount attributable to non-controlling interest, restructuring, write-off of capitalized closing fees and various loans receivable, accrual related to ongoing litigation costs, bad debt,  and lower of cost or net realizable value inventory adjustments and provision for excess and obsolete inventory, change in fair value of contingent consideration, and various charges with debt and equity transactions, net of the estimated tax effect of these adjustments and any anticipated tax valuation adjustments. The adjustments made to the basic and diluted earnings per share have no income tax effect in light of the Company’s full valuation allowance recorded on their deferred tax assets. While management believes that the non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

In addition, the Company’s EBITDAS-positive target for the second half of 2026 is a forward-looking non-GAAP financial measure that cannot be reconciled to the most directly comparable GAAP measure, net income (loss), without unreasonable effort. The Company defines EBITDAS as earnings before interest, income tax, depreciation, amortization and share-based expense. This is because the Company is not able to forecast with reasonable accuracy certain items required for such reconciliation, including changes in fair value of derivatives, interest expense associated with financial arrangements, income taxes, and other non-cash or infrequent charges. These items are inherently uncertain, depends on future events outside of management’s control, and could materially affect the Company’s GAAP results. The Company provides this target to give investors insight into the direction of its operational objectives rather than as a prediction of GAAP earnings.